EXHIBIT 11 - COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE



                                             For the Years Ended December 31,
                                             1995         1994          1993
                                            ------       ------        ------
                                                       -In Millions-
                                                  (except per share data)
Earnings
 Income (Loss) from Continuing Operations   $  55        $   21       $  (22)
 Provision for Loss on Disposal of
  Discontinued Operations                       -             -           (4)
                                            ------       -------      -------
 Net Income (Loss)                          $  55        $   21       $  (26)
                                            ======       =======      =======


Shares
 Weighted Average Number of Common
  Shares Outstanding                          161           161          161
 Additional Shares Assuming Conversion of:
  Warrants                                      -             1            1
  Stock Options                                 -             -            -
                                            ------       -------      -------
 Average Shares of Common Stock
  Outstanding and Equivalents                 161           162          162
                                            ======       =======      =======


Fully Diluted Earnings (Loss) per
 Average Share
  Income (Loss) from Continuing Operations  $0.34        $ 0.13       $(0.14)
  Provision for Loss on Disposal of
   Discontinued Operations                      -             -        (0.02)
                                            ------       -------      -------
  Net Income (Loss)                         $0.34        $ 0.13       $(0.16)
                                            ======       =======      =======